Exhibit 4.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON PAYMENT OR CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

MILESTONE SCIENTIFIC INC.

PROMISSORY NOTE

Roseland, New Jersey

$                                                                                                                       April 8, 2025

For value received, Miletone Scientific Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [_______________] or its assigns (the “Holder”) on or before the Maturity Date (as defined below), unless earlier paid or converted pursuant to the terms hereof, the principal sum of $[____________], or such lesser amount as may at the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount under this Note, together with interest (computed on the basis of a 360 day year) from the date hereof on the unpaid balance of such principal amount from time to time outstanding at the rate set forth below until paid in full or converted as provided herein.

This Note is one of a series of promissory notes of the Company (collectively, the “Notes”) identical in all respects except as to the names of the holders and principal amounts thereof, originally issued in the aggregate principal amount of Eight Hundred Thousand Dollars ($800,000) on the date hereof. Without limiting the foregoing, all payments of interest and principal shall be made pro rata among all holders of Notes based on the entire principal amount of and accrued interest then outstanding on each of the Notes (the “Outstanding Balance”). All payments shall be applied first to accrued interest, and thereafter to principal.

1.

Interest. Interest shall be paid not less frequently than on each annual anniversary of the date hereof. The rate per annum at which interest shall accrue under this Note shall be equal to 2.50% less than the “Prime Rate” until paid in full, compounded annually; provided, that in no event shall the interest rate be less than the lesser of (i) the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes and (ii) zero percent (0%); and provided, further, that any part of the principal amount of this Note which shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) shall thereafter bear interest at a rate per annum equal to 2.50% above the “Prime Rate” until paid in full, compounded annually (the “Default Rate”). “Prime Rate” shall mean the greater of (a) the prime lending rate of Citibank, N.A. from time to time in effect in New York, New York and publicly announced to be such by such bank , and (b) zero percent (0%). Any change in the rate resulting from a change in the Prime Rate will become effective on the day on which each change in the Prime Rate is announced by such bank.

2.

Maturity Date. All outstanding and unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest of (the “Maturity Date”): (i) April 9, 2028, (ii) the occurrence of a “Liquidation Event” (as defined below), (iii) when, upon the occurrence and during the continuance of an Event of Default under Section 10 hereof, such amounts are declared due and payable by Holder or made automatically due and payable, in each case, in accordance with the terms hereof, and (iv) immediately prior to the date on which the Company ceases to become subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1933, as amended, unless the maturity is otherwise accelerated by the Company as set forth herein.

3.

Payment. All payments of interest and principal shall be made to the Holder in lawful, immediately available money of the United States of America at the principal office of the Holder or such other place as the Holder may from time to time designate in writing to the Company and/or in shares of Common Stock of the Company, as determined in the sole discretion of the Company; provided that if (i) on the Maturity Date the Company shall be subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1933, as amended, and (ii) the Holder shall be or have been an “Affiliate” of the Company (as defined in Rule 405 promulgaed under the Securities Act of 1933, as amended (the “Securities Act”), within ninety (90) days immediately before the Maturity Date, the Holder may require, as a condition to receipt of payment in shares of Common Stock (“Shares”), of the Company, that there must be adequate current information about the Company publicly available within the meaning of Rule 144(c) promulgated under the Securities Act.

Shares shall be valued (the “Fair Value”) at the average reported closing price of the Common Stock on the NYSEAmerican stock exchange, or such other market or exchange on which such shares are then traded, during the fifteen (15) trading days ending two (2) trading days preceding the Maturity Date, and issued free and clear of any liens, claims, encumbrances or security interests, as restricted stock within the meading of Rule 144 promulgated under the Securities Act; provided, that the Fair Value of Shares determined within thirty (30) days of a Financing shall be equal to the price per share paid by the Investors in such Financing; and, provided, further, that the Fair Value of a Share shall not be less than $0.50 per Share and the total number of Shares issued in payment of all of the Notes shall not equal or exceed twenty percent (20%) of the issued and outstanding shares of the Company.

All payments hereunder shall be made by the Company without withholding or deduction of any tax or other charge unless otherwise required by law.  Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York or Connecticut, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.  All payments received by the Holder hereunder will, subject to Section 14, be applied first to costs of collection, if any, then to accrued interest and the balance to principal.

The Company may at any time prepay this Note in whole or in part, in cash or Shares at Fair Value, without premium or penalty, each such prepayment to be accompanied by the payment of accrued interest to the date of each prepayment on the amount of the principal amount prepaid.

4.

Ranking of Note.  The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness; it being understood, however, that no such subordination nor anything else set forth in this Section 4 shall prohibit the payment of this Note in Shares as provided in Section 3. “Senior Indebtedness” shall mean (i) all obligations, whether outstanding on the date hereof or hereafter created, of the Company to any one or more banks, savings and loan associations, trust companies, insurance companies, leasing or finance companies or other lending companies, which is for money borrowed by the Company or a subsidiary of the Company, whether or not secured, whether for principal, interest (including without limitation, interest accruing after the filing of a petition initiating any proceeding in bankruptcy), premium (if any), fees, expenses or otherwise, (ii) purchase money financing or other trade indebtedness of the Company for inventory or equipment purchased and used in the Company’s business, and (iii) any amendments, modifications, extensions, renewals, deferrals or refunding of same or any debentures, notes or other evidence of indebtedness issued in exchange for any of the foregoing.

Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, (i) no amount shall be paid by the Company in cash in respect of the principal of or interest on this Note at the time outstanding, unless and until the entire amount of the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in cash in respect of the principal of and interest on this Note except subject to the payment in full of the entire amount of the Senior Indebtedness then outstanding.

In the instance of an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in cash in respect of the principal of or interest on this Note unless within three months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

In case cash, securities or other property otherwise payable or deliverable to the holder of this Note shall have been applied to the payment of Senior Indebtedness, then and in each such case, upon the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive all further payments and distributions made on Senior Indebtedness until all principal and interest on this Note shall have been paid in full, and no such payments or distributions to the holder of this Note by reason of such subrogation of cash, securities or other property which otherwise would be payable or distributable to the holders of Senior Indebtedness shall, as between the Company and its creditors other than the holders of Senior Indebtedness), on the one hand, and the holder of this Note, on the other, be deemed to be a payment by the Company on account of this Note.

Nothing contained in this Section 4 shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the holder of this Note, upon default under this Note, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the holder of this Note.

5.	Conversion.

a.

Optional Conversion. Subject to and upon compliance with the provisions of this Section 5(a), the Holder of this Note shall be entitled to convert any or all of the Outstanding Balance into the number of fully paid and non-assessable shares of Common Stock of the Company determined by dividing (1) the Outstanding Balance (or amount of the Outstanding Balance to be paid) as of such time, by (2) the Fair Value of a Share (such conversion, an “Optional Conversion”). To effect such conversion, the Holder shall notify the Company in writing of its election to convert this Note and the principal amount to be converted, and the principal amount of this Note so specified shall be deemed converted as of the date of such notice or effective on the date or with reference to the event set forth in such notice, and the Company shall issue to the Holder a new note for the unconverted amount; provided, that if the Holder (or a family member or other related person of any thereof) (i) shall be, or within ninety (90) days preceding such exercise shall have been, a director, officer or employee of the Company, (ii) shall be a person then designated as an insider by the Board or Chief Financial Officer in accordance with the Insdier Trading Policy of the Company, or (iii) otherwise has material non-public information with respect to the Company or any subsidiary, any such notice of an Optional Conversion shall not be effective unless such person may at such time buy and sell securities of the Company in compliance with the Insider Trading Policy of the Company, including without limitation obtaining any necessary pre-clearance; and provided, further, that if the Holder (or a family member or other related person of any thereof) shall be subject to the provisions of Section 16(b) of the Exchange Act and any such Optional Conversion would be a “purchase” matched with a “sale” within six (6) months and subject to disgorgement or recapture purcuant to Section 16b or Rule 16b-3 promulgated under the Exchange Act, any such notice of an Optional Conversion shall not be effective.

b.

Mandatory Payment/Conversion. In the event that the Company intends to sell Equity Securities (defined below) to investors (the “Investors”) on or before the Maturity Date in an equity financing, whether or not registered under the Securities Act, with total proceeds to the Company of not less than $4,000,000 (including the conversion of the Notes or other debt) (a “Financing”), it shall give the Holder at least ten (10) days’ prior written notice thereof (an “Offering Notice”), which notice shall include the expected closing date, sale price per share, number of shares to be sold, total gross proceeds to the Company, uses of such funds, and the underwriter (if any). The Holder shall have the option, exercisable by written notice to the Company (a “Payment/Conversion Election”) within five (5) days after receipt of the Offering Notice to elect, subject to the closing of such Financing, to receive payment in cash, Shares or a combination thereof (which notice shall specify the amounts or percentages of each form of payment desired); provided, that the Holder shall not be entitled to receive cash unless the total net proceeds to the Company in such Financing shall be not less than $4,000,000 (the “Company’s Needs”)(including the conversion of the Notes or other debt), and then only so much cash (together with the other holders of Notes) as the net proceeds to the Company in such sale of Equity Securities, after payment of other indebtedness and other uses (other than working capital) specified as a use of the proceeds thereof in the relevant offering or disclosure documentation, shall be in excess of the Company’s Needs (the “Aggregate Cash Cap”). The failure of the Holder to specify the form of payment in a Payment/Conversion Election shall be deemed an election to receive all Equity Securities. Upon the closing of such Financing, the then outstanding principal balance of and accrued interest on this Note shall be paid in cash (subject to the Aggregate Cash Cap applicable to this Note) and/or convert without any further action by the holders of Notes into such Equity Securities on the same terms and conditions as given to the Investors purchasing the Equity Securities, as set forth in the Payment/Conversion Election or, if no such Payment/Conversion Election shall have been timely received by the Company, converted in whole into such Equity Securities.  The amount of the Note to convert into Equity Securities shall convert into such number of Equity Securities as is determined by dividing the principal and accrued interest outstanding on the date of closing of the Financing to be converted, divided by a conversion price that shall be equal to the price per share paid by the Investors. The amount of this Note payable in cash shall be the product of the Aggregate Cash Cap, multiplied by a fraction the numerator of which is the amount of cash desired to be received by the Holder of this Note, and the denominator of which is the aggregate amount of cash desired to be received by the holders of all Notes, in each case as set forth in the applicable Payment/Conversion Elections. For purposes of this Note, the term “Equity Securities” shall mean the Company’s securities issued to the Investors in the Financing, except that such defined term shall not include any security granted, issued and/or sold by the Company to any employee, director or consultant in such capacity.

c.

Conversion on Maturity.  In the event a Financing has not occurred prior to the Maturity Date, then on or within three (3) business days following the Maturity Date the Company may, in its sole discretion, elect to pay in cash and/or convert without any further action by the holders of Notes the Outstanding Balance into such number of shares of the Company’s Common Stock as determined by dividing the Outstanding Balance by the Fair Value of a share of Common Stock of the Company; provided, that such conversion upon Maturity shall only be effective if equally applicable to all then outstanding Notes.

6.

Liquidation Event.  The Company shall cause notice of a Liquidation Event to be mailed to the Holder as soon as practicable and in no event later than 10 business days prior to the date of the consummation of such Liquidation Event.

7.

Payment Upon Liquidation Event; Sale Transaction.  In the event, prior to the earlier of (1) the Maturity Date or (2) the conversion of this Note, any Sale Transaction or involuntary distribution of assets, or voluntary or involuntary liquidation, dissolution or winding-up of the Company (collectively, a “Liquidation Event”), then, in any such event, before any payment in cash or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of equity securities of the Company, but after payment in full of the Senior Indebtedness, the Holder shall be entitled to receive payment of and cause the Company to pay to the Holder an amount (unless the Holder having received at least 10 business days prior notice in accordance with Section 22) elects, prior to the date of such Liquidation Event, not to receive such amount) equal to the greater of (A) the outstanding principal amount of this Note and accrued but unpaid interest thereon, plus an amount equal to all unpaid dividends and distributions payable in respect of the Note pursuant to Section 15, and (B) such amount as would be payable if this Note had been converted into Common Stock of the Company pursuant to Section 5(a) immediately prior to such Liquidation Event; provided that, in the event that the consideration to be delivered to the Company and/or its stockholders in connection with a Liquidation Event consists, in whole or in part, of consideration other than cash, (i) the fair market value of such consideration other than cash shall be determined in good faith by the Board of Directors of the Company consistent with the determination of such fair market value for purposes of the transaction constituting such event, and (ii) the Holder shall receive its pro rata share (on an as-converted basis) of such non-cash consideration in accordance with the foregoing in satisfaction of the Company’s payment obligations hereunder and in the case of a Sale Transaction, for each share into which this Note shall then be convertible, the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, on the same terms and conditions as given to the stockholders of the Company, including with respect to the contribution to any escrows or holdbacks and with respect to contribution for purchase price adjustments and indemnification.

“Sale Transaction” means (unless the Holder determines that a “Sale Transaction” shall not be deemed to have occurred), the first to occur of any of the following: (i) the purchase or acquisition, whether in a single transaction or pursuant to a series of related transactions and whether directly or indirectly, of more than fifty percent (50%) of the voting power of the Company’s, any subsidiary’s or subsidiaries’ having a majority of the assets or businesses of the Company and its subsidiaries, taken as a whole, of then outstanding voting securities, by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act of 1934, as amended) other than the initial Holder or any Affiliate thereof; (ii) the merger, reorganization, combination or consolidation of the Company or any subsidiary or subsidiaries having a majority of the assets or businesses of the Company and its subsidiaries, taken as a whole, into or with a third party purchaser or any other Person not Affiliated with the Company, any stockholder or any Affiliate thereof, or any other acquisition of the Company or any subsidiary or subsidiaries, whether in a single transaction or pursuant to a series of related transactions, including through the purchase of interests from the Company or stockholders, in any case in which the equity holders of the Company immediately preceding such merger, reorganization, combination, consolidation or acquisition shall own less than fifty percent (50%) of the voting power in the Company or, if applicable, the surviving entity, or the Company shall own less than fifty percent (50%) of the voting power in such subsidiary or, if applicable, the surviving entity; (iii) the sale, transfer, lease or exclusive license or other disposition, whether in a single transaction or pursuant to a series of related transactions, of assets or businesses constituting a majority of the assets or businesses of the Company and its subsidiaries, taken as a whole, other than directly or indirectly to any or all of the stpockholders of the Company or any Affiliates thereof; or (iv) any combination of the above relating to a majority of the assets or businesses of the Company and its subsidiaries, taken as a whole.

8.

Fractional Shares; Taxes.  The number of Shares or other securities issuable upon conversion of this Note shall be rounded to the nearest whole share/security. No fractional share/security shall be issued.  The Company shall pay any and all issue taxes that may be payable in respect of any issuance or delivery of its securities upon payment in Shares or conversion of this Note.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of equity interests in a name other than that of the registered holder of this Note, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

9.

Discharge of Note upon Conversion; Investment Representation.  Upon (a) any conversion of the amounts due under this Note into equity securities of the Company pursuant to and in accordance with the terms of this Note or (b) repayment of all such amounts in accordance with the terms of this Note, this Note and all obligations of the Company hereunder to the Holder shall thereupon be deemed discharged in full.  The Company covenants and agrees that, on or before such time as this Note shall be paid or becomes convertible into equity securities of the Company in accordance with its terms, the Company will cause to be taken all such corporate action as is necessary for (i) the authorization and issuance of the equity securities payable or into which this Note is to be converted and (ii) the authorization and reservation of the equity securities, if any, issuable as payment or upon conversion of such equity securities and in each case, other securities into which such securities are convertible.

10.

Default.  All unpaid principal and unpaid accrued interest under this Note shall become automatically and immediately due and payable upon the occurrence of any of the following events (“Events of Default”):

a.

If the Company fails to pay when due any principal, interest, fees or other amounts payable under this Note and such default shall continue for a period of five (5) business days after written notice of such default shall have been delivered to the Company;

b.

The Company fails to observe any material provision of or perform any material obligation under this Note to be performed by it and such default shall continue for a period of five (5) business days after written notice of such default shall have been delivered to the Company;

c.

The Company (i) files a petition for relief or reorganization of arrangement or any other petition under any federal or state bankruptcy, insolvency, reorganization, moratorium or other similar law in any jurisdiction, (ii) makes an assignment for the benefit of creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or any such custodian, receiver, trustee or other officer is appointed, (iv) is adjudicated as insolvent or to be liquidated or (v) commits any act substantially similar to any of the foregoing;

d.	The Company or any significant subsidiary ceases or materially curtails operations;

e.

If the Company shall default (as principal or guarantor or other surety) in the payment of any principal of or premium, if any, or interest on any indebtedness for borrowed money in excess of $250,000 (other than than any of the Notes) or with respect to any of the terms of any evidence of such ]indebtedness or of any mortgage, indenture or other agreement relating thereto which default accelerates or permits the holder of such indebtedness to accelerate the maturity of such indebtedness, and such default shall continue for more than the period of grace, if any, provided therein without being consented to or waived by such lender;

f.	If any material portion of the Company’s or any subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third person;

g.	If the Company or any subsidiary is enjoined, restrained, or in any way prevented by court or regulatory agency order from continuing to conduct all or any material part of its business affairs;

h.	If one or more final judgments in excess of the amount covered by insurance becomes a lien or encumbrance upon any of the Company’s or any subsidiary’s assets; or

a.

If any provision of this Note shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any subsidiary of the Company, or a proceeding shall be commenced by the Company or any subsidiary of the Company, or by any governmental authority having jurisdiction over the Company or any subsidiary, seeking to establish the invalidity or unenforceability thereof, or the Company or any subsidiary of the Company shall deny that it has any liability or obligation purported to be created hereunder.

In case any one or more Events of Default shall occur and be continuing, the holder or holders of a majority in principal amount of the Notes at any time outstanding, voting or consenting together as a single series for purposes of such determination, may at any time (unless all defaults shall have theretofore been remedied) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable together with interest accrued thereon; provided that if an Event of Default specified in Section 10 (c) occurs, this Note shall become and be immediately due and payable without any declaration or other act on the part of the Holder.  Upon the occurrence of an Event of Default, the interest rate shall automatically increase to the lesser of the Default Rateby and the maximum rate per annum permitted by applicable law.

In case any one or more Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law, subject to the provisions of Sections 2 and 5.

Without limiting the foregoing, each and every party liable hereon, either as maker, endorser, guarantor, surety or otherwise, hereby (1) waives presentment, demand, protest and notices of every kind and description, and all suretyship defenses and defenses in the nature thereof; (2) waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time of payment and all other indulgences and forbearances which may be granted by the holder to any party liable hereon; and (3) agrees to be bound by all the terms contained in this Note and agrees that the obligations and agreements of all such parties shall be joint and several.

No right, power or remedy conferred hereby upon any holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

11.

Transfer and Exchange.  Subject to the terms and conditions of this Section 11, the Holder may, prior to maturity hereof, surrender this Note at the principal office of the Company for transfer or exchange.  Within a reasonable time after notice to the Company from such Holder of its intention to make such exchange and without expense to such Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions, and subject to the same terms and conditions as the Note so surrendered.  Each such new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  Notwithstanding the foregoing, Holder agrees not to make any direct or indirect disposition of this Note except in accordance with the provisions relating to transfer of sharess held by the Holder or an Affiliate set forth in a bona fide agreement wth respect to such shares provisions shall apply to this Note, mutatis mutandis).

12.

New Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed, or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed, or mutilated Note.

13.

Adjustment for Reorganization, Consolidation, or Merger.  In case of any Sale Transaction in connection with which the Holder does not elect to cause the Company to make the payment contemplated by Section 7, the Holder, upon the conversion of this Note at any time after the consummation of such Sale Transaction, shall be entitled to receive, prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such Sale Transaction if the Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Note, and the successor or purchasing company in such Sale Transaction (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such company’s obligations under this Note; and in each such case, the terms of this Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Sale Transaction.

14.

Reservation of Shares.  If at any time after the first annual meeting of the Company after the date hereof the number of Shares or other securities issuable upon payment in Shares or conversion of this Note shall not be sufficient to effect the payment in Shares or conversion of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares or other securities issuable for payment or upon conversion of this Note as shall be sufficient for such purpose.

15.

No Rights or Liabilities as Stockholder; Dividends.  Except as set forth in this Section 15, this Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company.  In the absence of conversion of this Note or payment in Shares, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose except as provided in this Section 15.  Without limiting the foregoing, in case of any dividend or distribution by the Company to its stockholders, then the Holder shall have the right, by delivery of written notice to the Company, to cause the Company to pay to the Holder, simultaneously with such dividend or distribution, the cash, stock or other securities or property to which the Holder would have been entitled if the Holder had converted this Note immediately prior thereto into Common Stock of the Company, without any reduction of the principal amount outstanding hereunder; provided, that any such payment to the Holder shall reduce the amount of interest accrued on this Note (for interest accruals both prior and subsequent to the date of such payment).

16.

No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or By-laws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.  Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of its Common Stock upon the payment in Shares or conversion of this Note.

17.

Holder.  The Company and all other persons may treat the last Holder hereof of whom the Company shall have written notice, for the time being, as the Holder hereof for the purpose of receiving payment of the principal of and interest on this Note and for all other purposes, and the Company shall not be affected by any other notice or knowledge to the contrary, whether payments on this Note shall be overdue or not, and the Company and every successive Holder, by accepting or holding this Note, consents to and agrees with the provisions hereof.

18.

No Waiver; Presentment; Costs.  No delay or mission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Except as otherwise expressly provided herein, the Company hereby waives presentment (other than on maturity), demand, dishonor, notice of dishonor, notice of nonpayment, protest, notice of protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur and agrees to pay upon demand all costs of collecting amounts due under, or otherwise enforcing the terms of, this Note, including reasonable attorneys’ fees and expenses incurred or paid by the Holder in connection therewith.

19.

Severability.  If one or more of the provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

20.

Governing Law.  THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS.  THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS NOTE.

21.

Usury.  The terms of this Note are based upon all available usury exceptions.  If, however, such exceptions are not available, all agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other monies owed by the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company.  In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law: (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof; and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this Section 21 shall control and supersede every other conflicting provision of all agreements between the Company and the Holder.

22.

Notice.  Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile or e-mail, addressed to the other party at its facsimile number or e-mail address specified below (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt of in the case of an e-mail, no “bounce back”, failure to deliver, undeliverable or similar message returned; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address set forth below, or at such other address as any party may designate by giving ten (10) days’ advance written notice to all other parties; if to Holder, to the address set forth on the signature page, and if to Company, to Milestone Scientific Inc., attention: Keisha Harcum, Vice President of Finance, tel: 973 535 2717, email: kharcum@milestonescientific.com.

23.

Headings.  The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.  All references in this Note to sections and paragraphs, shall, unless otherwise provided, refer to sections and paragraphs hereof.

24.

Attorneys’ Fees.  If any party hereto commences or maintains any action at law or in equity (including counterclaims or cross-complaints) against the other party hereto by reason of the breach or claimed breach of any term or provision of this Note, then the prevailing party in said action shall be entitled to recover its reasonable attorneys’ fees and court costs incurred therein.

25.

Amendment.  This Note and its terms may be changed, waived or amended only by the written consent of the Company and the holders of eighty-seven and one half percent (87.5%) of the principal amount of the Notes outstanding, voting or consenting together as a single series for purposes of such determination.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the duly authorized representative of the Company.

Milestone Scientific Inc.

By: ____________________________

Name: Neal Goldman

Title: Chairman of the Board of Directors

AGREED AND ACKNOWLEDGED:
The Holder: Name: ___________________________ Address: Contact Person: